Exhibit 6.32

Alabama REALTORS® 2024
RESIDENTIAL PURCHASE AGREEMENT

Date: 08/20/2024

Buyer(s) Arrived Holdings, Inc. And/Or Assigns ("Buyer") agree(s) to purchase, and Seller(s) Estate of Evelyn S. Rich ("Seller") (collectively, the "Parties") agree(s) to sell the following described real estate, together with all improvements, shrubbery, planting, fixtures, and appurtenances ("Property") situated in the City of Huntsville, County of Madison, Alabama, on the terms stated below:

Unless specified otherwise, all references to days are calendar days and notices must be in writing received by the party specified or that party's agent.

1. **PROPERTY DESCRIPTION**: *(Select at least one means of identification.)*

☑ Street Address: 6079 Thorntons Way Circle Northwest
City: Huntsville County: Madison, AL Zip: 35810
MLS No.: _____ Property Tax Id/PPIN: _____

☐ Legal Description: _____
_____ DB/PB#: _____ PG# _____

☐ Metes/ Bounds (attach description or survey)

2. **PURCHASE PRICE**: The purchase price is.. $ 287,500.00
   a. **Earnest Money**: $10,000.00 ($0 if blank) of the Purchase Price will be payable by Buyer as Earnest Money as set forth below. The Earnest Money will be delivered by Buyer in trust to the (select one) ☐ Listing Broker ☐ Selling Broker ☑ Other Blueprint Title, who will serve as the escrow agent ("Escrow Agent"), on or before 08/23/2024, _____, or ☐ the day Agreement is accepted and signed by all parties ("Earnest Money Delivery Date"). Parties agree to relieve the real estate licensees and companies of any obligation or liability for holding Earnest Money in trust if funds are not held by the listing or selling broker. Earnest money may be held until this Agreement has been accepted and signed by all parties, at which time the Earnest Money will be promptly delivered to the Escrow Agent on or before the Earnest Money Delivery Date, or if this Agreement is not signed, Earnest Money will be returned to the Buyer without a release. Cash will be deposited immediately. **Seller, at Seller's option, may cancel this agreement if the Earnest Money check is rejected by the financial institution or if the Earnest Money is not delivered by Buyer on or before the Earnest Money Delivery Date.**

   Default: In the event Buyer fails to carry out and perform the terms of this Agreement, the Earnest Money will be forfeited as liquidated damages at the option of Seller, provided Seller and Buyer do not otherwise agree to continue this Agreement. As specified in this Agreement, specific events or failures of the parties may determine whether the Earnest Money is refunded or not refunded to Buyer. **Buyer and Seller agree that, where this Agreement specifies one party is due the Earnest Money, a mutual release will be signed by both parties to that effect.** If a dispute arises concerning the Buyer or Seller's default and the entitlement to the Earnest Money and such dispute is not resolved within ten (10) business days of a demand for payment of the Earnest Money by the Seller or Buyer, the Escrow Agent holding the Earnest Money may file an interpleader action in a court of competent jurisdiction and will be entitled to recover attorney fees, costs, and other expenses related to the interpleader. Buyer and Seller acknowledge that, if Escrow Agent is an Alabama real estate licensee, Alabama Administrative Rule 790-x-3-.03(4)-(5) does not permit the Escrow Agent to remit the Earnest Money to either party without the written agreement of both Buyer and Seller.

   b. **Financing**: *(Check as applicable.)*
      i. ☑ Buyer will purchase the Property with no financing contingency and provide proof of adequate finances to Seller within 2 days (5 days if left blank) of Agreement Acceptance Date.
      ii. ☐ This Agreement is contingent on Buyer obtaining loan approval as specified below by the Loan Approval Date. ☐ Conventional ☐ FHA ☐ VA (if FHA or VA, see attached addendum) ☐ Equity ☐ Seller financing ☐ Assumption of mortgage (See attached addendum from lender) ☐ Rural Development/USDA ☐ Other _____.
      Minimum Loan to Value: ____ % (if known)

Buyer will apply for financing and provide a letter of pre-approval within_______ days (5 days if left blank) from Agreement Acceptance Date and will provide any and all credit, employment, financial, and other information required by the lender. Either party may cancel this Agreement in writing if the Buyer, after using diligence and good faith, cannot obtain financing ____ days (3 days if left blank) before Closing ("Loan Approval Date"). In the event Buyer cannot obtain financing by the Loan Approval Date, Buyer has one day from the Loan Approval Date to notify the Seller of Buyer's desire to cancel the Agreement and must attach a written denial letter from the lender(s) where the Buyer applied for financing. Upon providing such notice and letter to Seller, Earnest Money will be refunded to Buyer. In the event Buyer does not attempt to obtain or provide to Seller a letter of pre-approval, apply for financing, or cancel this Agreement within the time period provided, the Earnest Money will be forfeited to the Seller.

Lender-Required Repairs: Lender-required repairs, if any, will be specifically categorized and provided to Seller upon Buyer's receipt from lender. Lender-required repairs will be subject to agreement by the Seller and will not be included in Seller's Contribution unless otherwise agreed to by Seller in writing.

Buyer and Seller acknowledge that letters of pre-approval issued by a lending institution are not required by the listing or selling companies or agents.

c. **Appraisals**: Buyer ☐ requires ☑ does not require an appraisal. If financing is used, Buyer acknowledges that any appraisal required by the lender is used to determine the maximum mortgage amount and does not guarantee the value or condition of the Property. Further, notwithstanding any other provision of this Agreement, Buyer will not incur any penalty by forfeiture of Earnest Money or otherwise be obligated to complete the purchase of the Property if the Property does not appraise for the Purchase Price or higher. Buyer will, however, have the option of proceeding with closing without regard to the appraised value. (FHA/VA requirements to be determined in addendum.) If the Property does not appraise for the Purchase Price or higher, Seller and Buyer will agree on a mutually acceptable resolution within_____ days (5 days if left blank) of receipt of appraisal by both parties, or the Agreement will be deemed cancelled with refund of Earnest Money to Buyer.

d. **Expenses**: Except as noted herein, Buyer is to pay all closing costs, prepaid expenses, funding fees, and recording fees that are ordinarily paid by Buyer and associated with financing selected above. Buyer will pay any discount points and all fees, costs, and/or expenses, unless agreed otherwise herein. In the case of FHA or VA financing, Seller will pay all costs that Buyer is prohibited from paying under FHA/VA rules.

☐ Seller to contribute up to $__________ ($0 if left blank) in closing costs, recording fees and prepaids, and ☐ discount points (if checked) ("Seller's Contribution"). The Seller's Contribution is in addition to the FHA/VA expenses Buyer is prohibited from paying. In addition to the costs and expenses to be paid by Buyer specifically provided for in this Agreement, Buyer is responsible for any closing costs and prepaids in excess of the Seller's Contribution. **When marked herein as included in the Seller's Contribution and to the extent available, Seller's Contribution may also include these costs: a survey, costs related to title or title insurance, a home warranty, and the WIR.**

Prorated Expenses: Ad valorem taxes, association fees or dues, other fees or dues, and any rents being collected from existing tenants on the Property will be prorated between Buyer and Seller at time of closing. If transferable, existing leases will be transferred and assigned to Buyer at closing. Taxes are prorated based upon current information furnished by the Tax Assessor's Office as of date of closing, unless otherwise agreed to by the parties. Any increase or decrease in taxes when taxes are due will be Buyer's responsibility.

Closing Agent/Attorney: Buyer and Seller hereby ☑ do ☐ do not agree to share equally the fees of a closing agent/attorney, who will represent the mortgage lender if the sale is financed. Buyer and Seller acknowledge and agree that any sharing of fees may involve a conflict of interest on the part of the attorney, and the attorney will require that an affidavit be signed at closing acknowledging the conflict of interest and Buyer's and Seller's acceptance of the same. The parties further acknowledge that all parties have the right to be represented at all times by separate and independent counsel of their own choosing and at their own expense, in connection with this Agreement. If known, the parties agree that the closing agent/attorney will be Blueprint Title. If the parties do not agree to share the fees, Buyer will select and pay the fees of the closing agent/attorney, except as specified below in Paragraph 17.

3. **CLOSING AND POSSESSION DATES**: The sale will be closed and the deed delivered on or before 09/11/2024, except **Seller will have a reasonable length of time, not to exceed_____ days (30 if blank), within which to perfect title or cure defects on the title to the Property**. Possession is to be given at closing; otherwise, possession will be delivered on __________________________, at ___________ ☐ AM ☐ PM.

If possession is to change on a different date than delivery of the deed, it is recommended that the parties enter into a written occupancy agreement. **If closing date is changed, possession date may need to be changed accordingly.**

Buyer and Seller acknowledge that all funds due at closing, from the Buyer or the Seller, will be in the form acceptable to the closing agent/attorney.

4. **AGENCY DISCLOSURE**:

The Listing Company is: ______________________ (Two blocks may be checked)

- ☑ An agent of the Seller.
- ☐ An agent of the Buyer.
- ☐ An agent of both the Seller and Buyer, and is acting as a limited consensual dual agent.
- ☐ Assisting the ☐ Buyer ☐ Seller as a transaction broker.

The Selling Company is: Flynn Realty (Two blocks may be checked)

- ☐ An agent of the Seller.
- ☑ An agent of the Buyer.
- ☐ An agent of both the Seller and Buyer, and is acting as a limited consensual dual agent.
- ☐ Assisting the ☐ Buyer ☐ Seller as a transaction broker.

Seller and Buyer acknowledge that the Alabama Real Estate Consumer Agency Disclosure (RECAD) Rule 790-x-3-.13 has been explained to them.

Seller(s) Initial EoE 08/21/24 7:13 PM PDT dotloop verified ☐ **Buyer(s) Initials** GT 08/20/24 6:23 PM PDT dotloop verified ☐

5. **SURVEY**: Buyer ☑ does ☐ does not request a survey by a registered Alabama land surveyor. (NOTE: Lender may require a survey.) If requested, this Purchase Agreement is contingent on Buyer obtaining a satisfactory survey by the Survey Delivery Date below. The survey will be at ☑ Buyer's ☐ Seller's expense. If at Seller's expense, the cost ☐ will ☐ will not be included in Seller's Contribution, to the extent Seller's Contribution is available. Any survey requested will be delivered to the Buyer not later than ____ days (4 days if left blank) before closing ("Survey Delivery Date"). If Buyer requests a survey and fails to notify Seller in writing of issues with the survey by the Survey Delivery Date, the survey contingency is forfeited, and closing will occur as scheduled.

6. **CONVEYANCE**: Seller agrees to convey the Property to Buyer by ☑ general warranty, ☐ statutory warranty, or ☐ quitclaim deed (general warranty if no boxes checked), free of all encumbrances except as permitted in this Agreement. Seller and Buyer agree that any encumbrances not herein excepted or assumed may be cleared at the time of closing from sales proceeds. Title to be taken in the name(s) of: TND
Check here ☐ if Buyer desires that title be held as joint tenants with rights of survivorship. The Property is to be conveyed subject to any mineral and/or mining rights not owned by Seller, as well as covenants, restrictions, and utility easements. Buyer is encouraged to verify the current zoning classification.

If Seller holds title to the property as joint tenants with rights of survivorship, check here ☐ if Seller's intent is to maintain ownership as joint tenants with rights of survivorship, despite entering into this Agreement. Seller understands that, under Alabama case law, simply entering into this Purchase Agreement to sell the Property may destroy the joint tenancy with rights of survivorship and create a tenancy-in-common, unless expressly specified otherwise.

Seller(s) Initials EoE 08/21/24 6:38 PM PDT dotloop verified ☐

7. **MERCHANTABLE TITLE**: The Seller will convey good and merchantable title in fee simple to Property to the Buyer by warranty or other appropriate deed, free of all encumbrances, except as herein stated. If the title is unmerchantable and incurable within the time provided herein, Earnest Money will be refunded to Buyer.

Good and merchantable title to be issued in the form of: ☑ Owner's Title Insurance ☐ Mortgagee Title Insurance ☐ Title Opinion ☐ Title Abstract. This cost will be paid by the ☐ Buyer ☑ Seller, or ☐ Other ______________________.
If Seller pays, the cost ☐ will ☐ will not be included in Seller's Contribution, to the extent Seller's Contribution is available.

8. **HOME WARRANTY**: Buyer ☐ does ☑ does not require a Home Warranty policy of Buyer's choosing, effective at closing, to run for one calendar year, and to be paid by ☐ Buyer ☐ Seller at a cost not to exceed $______________. If Seller pays, the cost ☐ will ☐ will not be included in Seller's Contribution, to the extent Seller's Contribution is available.

9. **INSPECTIONS AND/OR DISCLOSURES**: Buyer is responsible for determining the condition of the Property. Buyer further acknowledges and agrees that (s)he is aware that professional inspection services and/or contractors may be engaged for this

purpose. Buyer understands and agrees that real estate licensees lack the expertise to determine the condition of a property, and therefore, Buyer will not rely on any statements or omissions made by the real estate licensees regarding the condition of a property. Buyer has the right to conduct a final inspection of the Property prior to closing to ensure the conditions of the Property are materially unchanged, except as agreed upon, since Agreement Acceptance Date. If material changes are discovered, the Buyer will notify Seller in writing as soon as practical and Seller shall have a duty to repair the material changes to their condition as of the Agreement Acceptance Date. After closing (subject to Seller's obligations under a post-occupancy addendum), all conditions of the Property are the responsibility of the Buyer.

a. Buyer elects to purchase the Property: *(Select one)*

☐ **WITHOUT INSPECTION**: Buyer accepts Property without a right of inspection, in as-is condition.

Buyer(s) Initials [initialed: JT, 08/20/24 6:23 PM PDT dotloop verified] [ ]

☑ **WITH INSPECTION**: Within_____ days (14 days if left blank) of Agreement Acceptance Date (Inspection Period), Buyer has the right to have the Property inspected at Buyer's expense. The utilities for the Property will be made available by Seller during the Inspection Period, and Seller will pay any re-inspection fees up to $150.00 if utilities are not active during the Inspection Period. Within the Inspection Period, Buyer will provide a written list of requested repairs to the Seller, if any. Failure by the Buyer to submit a list within the Inspection Period will constitute a waiver of Buyer's right of inspection, and in this event, Buyer will release Seller and real estate licensees from all liability related to the condition of the Property, accepting the Property as-is. If the inspection is unsatisfactory, Buyer may cancel the Agreement in writing, sent to the Seller within the Inspection Period, and Earnest Money will be returned to Buyer.

Upon receipt of the list of Buyer's requested repairs, Seller has 3 days (3 days if blank) to respond in writing to the Buyer. If, within that timeframe, Seller fails to respond or request an extension not to exceed___ days (3 days if left blank), Seller declines to make all requested repairs. Seller reserves the right to correct the unsatisfactory items, not to exceed a cost deemed reasonable to Seller and as agreed to in writing by the Seller and Buyer. If such repairs exceed this amount and Seller refuses to pay the excess, or in the event Seller declines to make the repairs, Buyer may: (i) pay the excess, (ii) if not prohibited by Buyer's lender, accept the Property with no or limited repairs, (iii) if agreed to by Seller, accept the agreed upon amount at closing as a reduction of the purchase price, or (iv) Buyer may cancel this Agreement by notifying Seller in writing within 2 days (2 days if left blank) of Buyer being informed of Seller's refusal to pay the excess cost or any of the requested repairs. Should Buyer fail to timely cancel this Agreement after being informed of Seller's refusal to pay the excess cost of repairs, closing will occur as scheduled.

Radon Inspection – Purchase Agreement ☑ is ☐ is not contingent on Buyer obtaining a satisfactory Radon inspection at Buyer's expense within the Inspection Period. If the Radon inspection is unsatisfactory to Buyer, the provisions and time periods in the "With Inspection" sub-section apply as to the rights and responsibilities of the Parties related to the unsatisfactory radon inspection.

Sewer/Septic Systems - Purchase Agreement ☐ is ☐ is not contingent on a sewer/septic system inspection at Buyer's expense. If Buyer requires an inspection, the inspection will occur and Buyer will communicate any issues to Seller within the Inspection Period, or Buyer forfeits the contingency. Seller represents that all sewer/septic assessments, impact fees, and connection fees have been paid.

Seller(s) Initials [ ] [ ] **Buyer(s) Initials** [ ] [ ]

b. **TERMITE AND/OR WOOD INFESTATION/FUNGUS REPORT (WIR)**: Purchase Agreement ☑ is ☐ is not contingent upon a WIR satisfactory to Buyer. If contingent on a WIR satisfactory to Buyer, WIR will be dated within 7 to 30 days of closing and issued by a licensed pest control company, stating that the accessible areas of the Property were properly inspected. The cost of the WIR will be paid by ☑ Buyer ☐ Seller ☐ Other____, and not included in Seller's Contribution.

In the event the WIR reflects any active or previous signs of an infestation and/or fungus, either Party will have the right to cancel this agreement without penalty, and the Buyer will be refunded the Earnest Money. Any repairs required by Buyer due to the WIR will be paid by ☑ Seller ☐ Buyer, at a cost agreed upon by the Parties in writing after inspection is completed. This does not preclude the Parties' right to negotiate other options. Buyer has 2 day(s) (1 if left blank) after receiving a WIR with active or previous signs of an infestation noted to notify Seller in writing of Buyer's desire to cancel the contract or seek repairs. Buyer forfeits the ability to withdraw from the contract or seek repairs upon failure to notify Seller within this timeframe.

It is the sole responsibility of the Buyer to obtain, at the Buyer's expense, a termite/wood infestation contract for the re-treatment and/or repair of damage caused by wood destroying insects and/or fungus, effective at or after closing, from a company of Buyer's choice with coverage satisfactory to Buyer.

Seller(s) Initials EoE 08/21/24 6:38 PM PDT dotloop verified **Buyer(s) Initials** JT 08/20/24 6:23 PM PDT dotloop verified

c. **LEAD-BASED PAINT AND/OR LEAD-BASED PAINT HAZARDS:**
Lead-based paint disclosure required: ☐ Yes ☑ No. This disclosure is federally mandated for properties built prior to 1978 (see addendum).

Seller(s) Initials EoE 08/21/24 6:38 PM PDT dotloop verified **Buyer(s) Initials** JT 08/20/24 6:23 PM PDT dotloop verified

10. **DISCLAIMER**: The Parties hereby acknowledge and agree the listing and selling companies, their officers, director(s), employee(s), broker(s), and sales associates will not be held responsible or liable for: (i) any obligations or agreements that the Parties have to one another hereunder; or (ii) any representation or the passing of any information to or from the Parties, and the Parties agree to discharge and release the companies, their officers, directors, employees, brokers, and sales associates from any claims, demands, damages, actions, causes of actions or suit at law arising from the sale of said property, which will include but not be limited to: (i) the condition of the heating, cooling, plumbing, water and electrical systems and any built-in appliances, (ii) the condition of the roof and the basement, including leaks therein, (iii) the existence of asbestos, (iv) the size and area of the property, (v) workmanship or construction materials, including floors, (vi) structural conditions, (vii) utility and sewer or septic system condition, availability, and location, (viii) the investment or resale value of the property, (ix) subsurface or subsoil conditions, sinkholes, and mining or other soil conditions, including radon or other potentially hazardous gases or toxic materials, toxic mold, existence of, or damage from, wood destroying insects and/or fungus, (x) property access, easements, covenants, restrictions, developments, and structures, and (xi) appurtenances thereto or any related mortgage terms and conditions. The Parties acknowledge that if such matters are of concern to them in the decision to sell or purchase the property, they have sought and obtained independent advice relative thereto.

11. **SELLER'S DISCLAIMERS**: Seller warrants that Seller has not received notification from any lawful authority or other authority regarding any assessments, pending assessments, pending public improvements, repairs, replacements, or alterations to the Property that have not been satisfactorily made. Seller warrants that there is no unpaid indebtedness on the Property except as described in this Agreement. These warranties will survive the delivery of the deed.

    Neither the Seller nor any agent make any representations or warranties regarding the Property's condition except to the extent expressly and specifically set forth herein.

    Except as expressly stated herein, Property is sold in **AS IS** condition without any warranties expressed or implied. Buyer has the obligation to determine, whether personally or through or with a representative of Buyer's choosing, any and all conditions of the property material to Buyer's decision to buy the Property, including without limitation, the condition of the heating, cooling, plumbing, electrical and gas systems, and any built-in appliances, structural conditions, flood zone, and utility and sewer or septic tank availability and condition.

12. **FIRE/SMOKE/GAS DETECTORS**: Buyer will satisfy him/herself that all applicable federal, state and local statutes, ordinances, and/or regulations concerning fire/smoke/gas detectors or fire protection equipment have been met. Upon closing or after taking possession of the Property, whichever occurs first, Buyer will be solely responsible for compliance with such laws.

13. **RISK OF LOSS/INSURABILITY OF PROPERTY**: Seller agrees to keep in force sufficient hazard insurance on Property to protect all interests until this sale is closed and the deed is delivered. If Property is destroyed or materially damaged between the date hereof and the closing, and Seller is unable to restore it to its previous condition prior to closing, the Buyer will have the option of canceling this Agreement and recovering the Earnest Money or accepting the Property in its damaged condition, provided that notice of cancellation must be received prior to closing. If Buyer elects to accept the Property in its damaged condition, any insurance proceeds otherwise payable to Seller by reason of such damage will be applied to the balance of the Purchase Price or otherwise be payable to Buyer. It is the Buyer's responsibility to provide adequate insurance after closing.

    Buyer understands that Buyer is responsible for securing hazard insurance on the Property at a premium rate acceptable to Buyer and evidence of such acceptable insurance within ___ days (7 if blank) of Agreement Acceptance Date ("Insurability Date"). Should Buyer be unable to obtain acceptable evidence of insurability by the Insurability Date, Buyer may elect to cancel this Agreement by providing written notice of such election to Seller by the Insurability Date. If Buyer properly cancels the Agreement under this subsection, the Earnest Money will be refunded to Buyer. Failure to notify Seller of Buyer's cancellation by the Insurability Date will be deemed acceptance of any available insurance.

Buyer(s) Initials JT 08/20/24 6:23 PM PDT dotloop verified

14. **OTHER OFFERS WHILE BUYER'S OFFER IS PENDING**: Buyer hereby acknowledges that offers other than Buyer's offer may have been made or may be made before or while Seller is considering Buyer's offer or counteroffer. Before this Agreement becomes effective, Seller hereby expressly reserves the right to reject Buyer's offer or counteroffer or to withdraw any offer previously made by Seller to Buyer relating to the property, and to accept any other offer or counteroffer.

15. **IMPROVEMENT & APPURTENANCES**: All dwellings, improvements, storage buildings on permanent foundations, and appurtenances presently situated in and on property, are included in the purchase price including, but not limited to: ceiling fans, attached light fixtures and their shades, attached wall mirrors, blinds, traverse rods, cornice boards, remote control garage door openers, security systems and/or cameras, attached audio/visual equipment, television antennas and rotor equipment, exterior lights, doorbells, attached mantels, disposals, dishwashers, trash compactors, kitchen ranges, ovens, cooktops, water heaters, plumbing fixtures, attic fans, installed carpeting, built-in kitchen appliances, door and window screens, stationary laundry tubs, heating and air conditioning equipment, smoke detectors, water pumps and pressure tanks, pool pumps, awnings, piers (floating and stationary), fences, trees, shrubbery, all plantings, mail boxes, garbage carts, all other items which are permanently attached to the property, buildings, or appurtenances, and any additional items stated below, unless specifically excluded in this Agreement or an addendum to this Agreement.

    Unless otherwise agreed to in writing, any personal items remaining with the Property after closing, whether listed herein or not, will be at no additional cost to Buyer, will not add to the value of the Property, will be in "as-is" condition, will be unencumbered at the time of closing, and will become the property of the Buyer.

    Additional items to remain: ______

    Items to be excluded from sale: ______

    Sellers personal property

16. **DISCLOSURE OF INFORMATION**: The Purchase Price and terms of this sale may be disclosed after closing to the members and affiliate members of the ______ (local board/association of REALTORS®) for use in the ordinary conduct of their business.

17. **ADDITIONAL PROVISIONS**: Additional provisions set forth below or in addenda attached to this Agreement and signed by all parties are construed as part of this Agreement: ______

    1. Contingent on Arrived addendum attached here too.
    2. Seller to pay buyers agent 3% commission.

18. **OBLIGATION FOR FEES AND EXPENSES**: The Parties acknowledge that, in the event this Agreement is canceled or does not close for any reason, fees or costs paid in advance may be non-refundable and services provided but unpaid are the responsibility of the Party who ordered the service.

19. **MEDIATION AND ARBITRATION/WAIVER OF TRIAL BY JURY**: If and only if initialed by both Buyer and Seller below, the Parties agree that all claims, disputes, or other matters in question arising out of or relating in any way to this Agreement or the breach thereof, including claims against any broker or sales associate, or relating to the relationship involved with, created by or concerning this Agreement, including the involvement of any sales associate ("Claim"), will be submitted to mediation with a mutually agreed upon mediator within forty-five (45) days of notice of the Claim. In the event no mediated resolution is reached within sixty (60) days of the party's notice of the Claim, all Claims will be resolved by binding arbitration by a single arbitrator in Alabama, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. **Each party acknowledges that he or she is knowingly waiving the right to a trial by jury relating to all Claims**. All disputes concerning the arbitrability of any Claim or the enforceability or scope of this provision will be subject to the same binding arbitration. The losing party will bear the cost of the arbitrator and any attorney's fees incurred as a result of pursuing or defending the claim or dispute; provided the arbitrator will have the authority to equitably apportion and award costs as a part of this award to the extent

authorized by applicable law. The arbitrator will follow the law applicable to any such Claim. The determination of the arbitrator will be final, binding on the parties, non-appealable, and may be entered in any court of competent jurisdiction to enforce it. The P Parties acknowledge and agree that the transactions contemplated by and relating to this Agreement, which may include the use of materials or components which are obtained from out-of-state, and which otherwise include the use of interstate mails, roadways and commerce, involve interstate commerce, as that term is defined in the Federal Arbitration Act, 9 U.S.C. § 2.

Seller(s) Initials EoE 08/21/24 6:38 PM PDT dotloop verified | **Buyer(s) Initials** JT 08/20/24 6:23 PM PDT dotloop verified

20. **ENTIRE AGREEMENT**: This Agreement constitutes the entire agreement between the Parties regarding the Property, and supersedes all prior discussions, negotiations, and agreements between Buyer and Seller, whether oral or written. Neither Buyer, Seller, Listing Company, nor Selling Company will be bound by any understanding, agreement, promise, or representation concerning the Property, whether expressed or implied, not specified herein. This is a legally binding contract. If a Party does not understand the legal effect of any part of this Agreement, the Party should seek professional, legal, and/or tax advice before signing.

21. **SEVERABILITY AND HEADINGS**: If any provision of this Agreement is deemed to be unlawful or is rendered ineffective by operation of law, then such provision will be severed, and the remaining provisions will be enforced unless such severance renders the Agreement meaningless or will work a manifest injustice on either party. Headings contained herein are for information and descriptive purposes only, are not binding, and are not to be used to interpret the provisions herein.

22. **FACSIMILE OR COUNTERPART SIGNATURES**: This Agreement may be signed and/or delivered by either Party or all Parties by facsimile and will be binding upon the Party so executing it upon the receipt by the other Party of the fully executed Agreement.

23. **FORCE MAJEURE**: Certain events, including pandemics and natural disasters, may result in performance under this Agreement becoming impossible and/or impractical. The Parties agree that events resulting in the Governor of Alabama declaring a state of emergency for the state or county in which the Property is located during the pendency of this Agreement will toll the deadlines herein by_____ days (14 days if left blank). Nothing in this provision should be construed as preventing the Parties from mutually agreeing to another deadline or canceling the Agreement, either of which must be done in writing.

24. **ASSIGNMENT OF AGREEMENT**: Seller and Buyer agree that this Agreement ☑ is ☐ is not assignable. If assignable and in accordance with Alabama law, Buyer ☐ plans to market his/ her rights under the Agreement, or ☑ does not plan to market his/ her rights under the Agreement. If Buyer plans to market his/her rights under the Agreement, Buyer agrees to notify Seller of an assignment in writing______ days (no fewer than 3 days; 3 days if left blank) before the assignment.

25. **INITIAL OFFER TIME PERIOD:** This offer is void after 7 ☐ am ☑ pm on 08/21/2024 or upon Buyer's earlier withdrawal in writing to Seller.

26. **BUYER'S SIGNATURE(S)**:

Jeff Talbert on behalf of Arrived Holdings, Inc. And/Or Assigns — dotloop verified 08/20/24 6:23 PM PDT QGXS-JSWC-RJUW-YS67

Buyer | Date

Buyer | Date

27. **SELLER'S RESPONSE**:

☐ **Seller accepts.** *(Complete Agreement Acceptance Date and Listing Agent's Signature below.)*

Seller | Date

Seller | Date

(continued on the following page)

Agreement Acceptance Date: **(date to begin performance)**

(Listing Agent's Signature) By signing, Listing Agent confirms that the Agreement was accepted and signed by both parties. Upon confirmation by the Agent, Agent will deliver copies of this signed Agreement with any addendums to all parties (and or their representatives).

☐ **Seller rejects offer with no counter-offer.**

Seller Date

Seller Date

☑ **Seller rejects offer and counters with attached counter-offer, which is incorporated into this Agreement.**

Seller(s) Initials EoE 08/21/24 6:38 PM PDT dotloop verified (Seller signature(s) on counter-offer form)

Real Estate Agent Information:

Listing Agent	*Selling Agent*
Name: Lisa Johnson	Name:Susanne Flynn
License No.: Keller Williams Realty Madison	License No.: 000123999 - 0
Phone Number: [redacted]	Phone Number: [redacted]
Email: [redacted]	Email: [redacted]
Address: 1593 Hughes Rd., Suite A, Madison, AL 35758	Address: 1057 Avery Trace Circle, Hendersonville, TN 37075